Exhibit 107
Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

TURNING POINT THERAPEUTICS, INC.
(Name of Subject Company (Issuer))

RHUMBA MERGER SUB, INC.
a wholly owned subsidiary of

BRISTOL-MYERS SQUIBB COMPANY
(Names of Filing Persons (Offerors))

Table 1-Transaction Valuation
	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$4,122,379,920.19	0.0000927	$382,144.62
Fees Previously Paid	$0		$0
Total Transaction Valuation	$
Total Fees Due for Filing			$382,144.62
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$382,144.62
*
Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 49,796,897 shares of common stock, par value $0.0001 per share (the “Shares”) of Turning Point Therapeutics, Inc., a Delaware corporation (“Turning Point”), issued and outstanding, and (B) the offer price of $76.00 per Share (the “Offer Price”), net to the seller in cash without interest and subject to any applicable withholding of taxes, (ii) the product of (A) 5,627,148 Shares subject to issuance pursuant to stock options granted and outstanding and (B) $43.83, which is the difference between the Offer Price and $32.17, the weighted average exercise price of such options (all of which are “in-the-money”), (iii) the product of (A) 914,681 Shares subject to outstanding restricted stock units and (B) the Offer Price, (iv) the product of (A) 252,054 Shares subject to outstanding performance stock units with any performance conditions deemed to be achieved at target performance (which is the same as at maximum performance) and (B) the Offer price, and (v) the product of (A) 32,919 Shares which are estimated to be subject to outstanding purchase rights under the Turning Point 2019 Employee Stock Purchase Plan and (B) the Offer Price. The foregoing share figures have been provided by Turning Point and are as of June 10, 2022, the most recent practicable date.

**
The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2022 beginning on October 1, 2021, issued August 22, 2021, by multiplying the transaction value by 0.0000927.